Exhibit 35

COUNTRYWIDE HOME LOANS SERVICING LP

OFFICERS’ CERTIFICATE
ANNUAL STATEMENT OF THE MASTER SERVICER

CWMBS, INC.
CHL MORTGAGE PASS-THROUGH TRUST 2008-1
MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2008-1

The undersigned does hereby certify that the undersigned is an officer of Countrywide GP, LLC, general partner of Countrywide Home Loans Servicing LP (the “Master Servicer”), and does hereby further certify pursuant to Section 3.16 of the Pooling and Servicing Agreement for the above-captioned Series (the “Agreement”) that:

(i)           A review of the activities of the Master Servicer during the preceding calendar year and of the performance of the Master Servicer under the Agreement has been made under my supervision; and

(ii)           To the best of my knowledge, based on such review, the Master Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such calendar year.

/s/ Craig Baingo                                                                                                Dated: March 27, 2009

Craig Baingo
Executive Vice President, Finance